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                                                                 EXHIBIT 8.1


                    OPINION OF O'MELVENY & MYERS LLP AS TO TAX MATTERS

                          [O'MELVENY & MYERS LLP LETTERHEAD]




                                     June 5, 1998







Golf Trust of America, Inc.
14 North Adger's Wharf
Charleston, South Carolina 29401

Ladies and Gentlemen:

     We have acted as counsel to Golf Trust of America, Inc., a Maryland corporation (the "Company"), in connection with the preparation of a Form S-3 registration statement (the "Registration Statement") to be filed with the Securities and Exchange Commission ("SEC") on June 8, 1998, dated the date hereof, with respect to the offering and sale (the "Offering") of shares of common and preferred stock of the Company, par value $.01 per share, warrants to purchase such stock, and unsecured debt securities, with an aggregate public offering price of up to $300,000,000 (collectively, the "Securities").
 You have requested our opinion regarding certain U.S. Federal income tax matters in connection with the Offering.

          In giving the opinions set forth herein, we have examined the following: (i) the Company's Articles of Incorporation and Articles of Amendment and Restatement and By-laws; (ii) the Articles of Incorporation and By-Laws of the Company's wholly-owned subsidiaries; (iii) the First Amended and Restated Agreement of Limited Partnership dated February 12, 1997, (the "Operating Partnership Agreement") of Golf Trust of America, L.P. (the "Operating Partnership"), in which one of the Company's subsidiaries is a general partner and the other, a limited partner; (iv) the leases between the Operating Partnership and the lessees of various golf courses owned by the Operating Partnership; (v) the participating mortgage loan relating to one of the golf courses, and (vi) such other documents as we have deemed necessary or appropriate for purposes of this opinion.

          In connection with the opinions rendered below, we have assumed, with your consent, that:

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Golf Trust of America, Inc.
June 5, 1998
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          1.   each of the documents referred to above has been duly
authorized, executed, and delivered; is authentic, if an original, or is accurate, if a copy; and has not been amended except as is set forth above;

          2. during its short taxable year ending December 31, 1997 and subsequent taxable years, the Company will operate in such a manner that will make the representations contained in a certificate, dated the date hereof and executed by a duly appointed officer of the Company (the "Officer's Certificate"), true for such years;

          3. the Company will not make any amendments to its organizational documents or the Operating Partnership Agreement after the date of this opinion that would affect its qualification as a real estate investment trust (a "REIT") for any taxable year;

          4. each partner (each, a "Partner") of the Operating Partnership that is a corporation or other entity has a valid legal existence;

          5. each Partner has full power, authority, and legal right to enter into and to perform the terms of the Operating Partnership Agreement and the transactions contemplated thereby; and

          6. no action will be taken by the Company, the Operating Partnership or the Partners after the date hereof that would have the effect of altering the facts upon which the opinions set forth below are based.

          In connection with the opinions rendered below, we also have relied upon the correctness of the representations contained in the Officer's Certificate and we have no reason to believe such reliance is not reasonable. For purposes of our opinions, we made no independent investigation of the facts contained in the documents and assumptions set forth above, the representations set forth in the Officer's Certificate, or the Registration Statement. Consequently, we have relied on the Company's representations that the information presented in such documents, or otherwise furnished to us, accurately and completely describes all material facts relevant to our opinions. No facts have come to our attention, however, that would cause us to question the accuracy and completeness of such facts or documents in a material way.

          Based on the documents and assumptions set forth above, the representations set forth in the Officer's Certificate, and the discussion in the Registration Statement under the caption "Federal Income Tax
Considerations" (which is incorporated herein by reference), we are of the opinion that:



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Golf Trust of America, Inc.
June 5, 1998
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          (a)  The Company has qualified as a REIT for its taxable year ending
     December 31, 1997, and the Company's organization and method of operation will enable it to continue to qualify in the future to be taxed as a REIT pursuant to Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the "Code");

          (b) the descriptions of the law and the legal conclusions contained in the Registration Statement under the caption "Federal Income Tax Considerations" are correct in all material respects, and the discussion thereunder fairly summarizes the federal income tax considerations that are likely to be material to a holder of the Common Stock; and

          (c) the Operating Partnership will be treated for federal income tax purposes as a partnership and not as a corporation or association taxable as a corporation or as a publicly traded partnership.

          We will not review on a continuing basis the Company's compliance with the documents or assumptions set forth above, or the representations set forth in the Officer's Certificate. Accordingly, no assurance can be given that the actual results of the Company's operations for its 1997 and subsequent taxable years will satisfy the requirements for qualification and taxation as a REIT.

          The foregoing opinions are based on current provisions of the Code and the Treasury regulations thereunder (the "Regulations"), published administrative interpretations thereof, and published court decisions. The Internal Revenue Service has not issued Regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification. No assurance can be given that the law will not change in a way that will prevent the Company from qualifying as a REIT.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references to O'Melveny & Myers under the caption "Federal Income Tax Considerations" in the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the 1933 Act or the rules and regulations promulgated thereunder by the SEC.

          The foregoing opinions are limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other federal tax matters or to any issues arising under the tax laws of any other country, or any state or


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Golf Trust of America, Inc.
June 5, 1998
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locality.  We undertake no obligation to update the opinions expressed herein after the date of this letter. This opinion letter is solely for the information and use of the addressees and their respective counsel, and it may not be distributed, relied upon for any purpose by any other person, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.

                                   Respectfully submitted,

                                   /s/ O'Melveny & Myers LLP